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                   [LETTERHEAD FOR GIBSON, DUNN & CRUTCHER]

(619) 544-8000                                                    C 77023-01260


Rohr, Inc.
850 Lagoon Drive
Chula Vista, California 91910

           Re:  Public Offering of Notes
                ------------------------

Gentlemen:

           Acting as counsel for Rohr, Inc., a Delaware corporation (the "Company"), in connection with its proposed offering of $100,000,000 principal amount of Senior Notes due 2003 (the "Senior Notes") and up to $57,500,000 principal amount of Convertible Subordinated Notes due 2004 (the "Convertible Subordinated Notes," and together with the Senior Notes, the "Securities"), we have examined, among other things, the Registration Statement on the Form S-3 to which this letter is an exhibit. We have also examined the proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Securities and the authorization and reservation of the shares of the Company's Common Stock, $1.00 par value, issuable upon conversion of the Convertible Subordinated Notes.

           Based upon the foregoing, and in reliance thereon, and subject to receipt from the Commission of an order declaring the Registration Statement effective, we are of the opinion that:

                                   Exhibit 5









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[LETTERHEAD FOR GIBSON, DUNN & CRUTCHER]

Rohr, Inc.
May 11, 1994
Page 2

           1. The Senior Notes, when issued and delivered and paid for in the manner described in the Registration Statement, and when executed and authenticated as specified in the Indenture relating thereto dated as of May 15, 1994 between the Company and IBJ Schroder Bank & Trust Company, as Trustee, and the Convertible Subordinated Notes, when issued and delivered and paid for in the manner described in the Registration Statement, and when executed and authenticated as specified in the Indenture relating thereto dated as of May 15, 1994 between the Company and The Bank of New York, as Trustee, will be duly issued and delivered and will constitute valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           2. The shares of Common Stock issuable upon conversion of the Convertible Subordinated Notes have been duly authorized and reserved, and when issued upon conversion in accordance with the terms of the Indenture relating thereto, will be duly and validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities, and we further consent to the use of our name under the caption "Legal Matters" in each Prospectus forming a part of said Registration Statement.

                                           Very truly yours,


                                           GIBSON, DUNN & CRUTCHER